UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2014

CAROLINA FINANCIAL CORPORATION

(Exact Name of Registrant As Specified in Its Charter)

     Delaware

(State or Other Jurisdiction of Incorporation)

000-19029	57-1039637
(Commission File Number)	(I.R.S. Employer Identification No.)

288 Meeting Street, Charleston, South Carolina	29401
(Address of Principal Executive Offices)	(Zip Code)

    (843) 723-7700

(Registrant’s Telephone Number, Including Area Code)

    Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On August 7, 2014, Carolina Financial Corporation (the “Company”) filed a Current Report on Form 8-K to report that its wholly-owned subsidiary, CresCom Bank, had agreed to purchase 13 branches from First Community Bank, the wholly-owned subsidiary of First Community Bancshares, Inc. of Bluefield Virginia, pursuant to a Purchase and Assumption Agreement, dated August 6, 2014 (the “P&A Agreement”).

On December 15, 2014, the Company filed a Current Report on Form 8-K to report its announcement that the purchase was completed on December 12, 2014. The report noted that to the extent that financial statements required by Item 9.01 have not been waived by the staff of the Securities and Exchange Commission (the “SEC”), such financial statements would be filed in an amendment to that report. This amendment to our Current Report on Form 8-K includes the financial information required pursuant to a waiver granted by the staff of the SEC in lieu of certain historical financial statements and pro forma financial information regarding the acquired branches required by Rule 8-04 and 8-05 of Regulation S-X.

Item 2.01 – Completion of Acquisition or Disposition of Assets

Overview

On December 12, 2014, the Company’s wholly-owned subsidiary, CresCom Bank, purchased 13 branches (the “Acquired Branches”) from First Community Bank pursuant to the P&A Agreement. In the transaction, CresCom Bank acquired approximately $215.1 million of deposits, approximately $70.9 million of performing loans, and the bank facilities and certain other assets of the Acquired Branches. In consideration of the purchased assets and transferred liabilities, CresCom Bank paid (a) the recorded investment of the loans acquired, (b) the net book value, or approximately $6.6 million, for the bank facilities and certain assets located at the Acquired Branches, (c) a deposit premium of 3.25% on substantially all of the deposits assumed, which equated to approximately $6.5 million.  The transaction was settled with First Community Bank paying cash of $131.1 million to CresCom Bank for the difference between these amounts and the total deposits assumed.

A narrative description of the anticipated effects of the transaction on the Company’s financial condition, operating results, liquidity and capital resources is below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the SEC and the audited statement of assets acquired and liabilities assumed of the Acquired Branches, which is included as Exhibit 99.1 to this filing.

Discussion

The determination of the initial fair value of loans purchased as part of the Acquired Branches involves a high degree of judgment and complexity. The carrying value of the acquired loans reflects management’s best estimate of the amount to be realized on each of these assets. However, the amount that the Company realizes on these assets could differ materially from the carrying value reflected in the financial statements, based upon the timing of collections on the acquired loans in future periods. For further information regarding the fair value accounting of the Acquired Branches, see section “Business Combinations and Method of Accounting for Loans Acquired” in Note 1 to the financial statements filed as Exhibit 99.1

Financial Condition

The Acquired Branches resulted in a significant increase to the Company’s total assets and total deposits which are expected to positively affect the Company’s operating results. The following is a summary of the assets acquired and liabilities assumed:

•	$70.9 million in unpaid principal of loans was acquired, which was reduced by fair value adjustments of $940,000. This amounted to 5.9% of total assets and 9.1% of total loans of the Company as of December 31, 2014.

•	$215.1 million in deposits were assumed as part of the Acquired Branches. This amounted to 22.3% of total deposits of the Company as of December 31, 2014.

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The following table presents information regarding the loan portfolio acquired on December 12, 2014:

	At December 12, 2014
	Unpaid Principal	Fair Value Adjustments	Recorded Balance	Weighted Average Contractual Yield	Weighted Average Contractual Remaining Term (months)
	(in thousands)	(in thousands)	(in thousands)
Loans secured by real estate:
One-to-four family	$20,942	$(267)	$20,675	4.02%	243
Home equity	4,007	(174)	3,833	3.76%	162
Commercial real estate	18,357	(178)	18,179	4.14%	126
Construction and development	21,193	(267)	20,926	4.08%	245
Consumer loans	3,250	(30)	3,220	6.08%	71
Commercial business loans	3,157	(24)	3,133	4.49%	43
Total loans receivable, at fair value	$70,906	$(940)	$69,966	4.17%	191

There are two methods to account for acquired loans as part of a business combination. Acquired loans that contain evidence of credit deterioration on the date of purchase are carried at the net present value of expected future proceeds in accordance with Financial Accounting Standards Board Accounting Standards Compilation (“ASC”) 310-30. All other acquired loans are recorded at their initial fair value, adjusted for subsequent advances, pay downs, amortization or accretion of any premium or discount on purchase, charge-offs and any other adjustment to carrying value in accordance with ASC 310-20. All loans acquired as part of the branch acquisition were accounted for under ASC 310-20, as the Company expects to receive all of the contractually specified principal and interest payments.

As part of the transaction, the Company acquired $40,000 in non-accrual loans which represent 0.05% (five basis points) of the acquired loans and 0.01% (one basis point) of the assets acquired. Due to the immaterial nature of the acquired non-accrual loans, the Company will account for them under ASC 310-20 as a practical expedient.

The following table presents information regarding the Acquired Branches deposit portfolio assumed by the Company:

At December 12, 2014
(In thousands)
Noninterest-bearing demand accounts	$43,910
Interest-bearing demand accounts	43,743
Savings accounts	13,715
Money market accounts	51,415
Certificates of deposit:
Less than $100,000	33,394
$100,000 or more	28,944
Total certificates of deposit	62,338
Total deposits	$215,121

The amount of Acquired Branches non-time deposits was $152.8 million at December 12, 2014. The Company believes that the customer relationships associated with these deposits have intangible value; therefore, the Company determined the amount of the core deposit intangible asset based on an independent valuation prepared by a qualified third party appraiser. Based on this valuation, the Company recorded a core deposit intangible asset of approximately $3.2 million, which will be amortized on a straight line basis over its estimated average life, which was determined to be 10 years. In determining the estimated life and valuation, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, and age of the deposit relationships.

The core deposit intangible asset is subject to significant estimates by management of the Company related to the value and the life of the asset. These estimates could change over time. The Company will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, the Company will record the impairment as an expense in its consolidated statement of operations.

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Operating Results

The Company expects that the Acquired Branches will positively affect its operating results. The Acquired Branches are primarily located in southeastern North Carolina and northeastern South Carolina in contiguous markets to the Company’s already established branch network. The addition of the Acquired Branches gives the Company a larger market presence along the coast and should assist in providing economies of scale. The Company believes that interest income will increase due to the loans purchased as part of the Acquired Branches. The Company expects interest expense to increase due to the deposits assumed. However, 41% of the assumed deposits consisted of transaction accounts (non-interest and interest bearing demand accounts) which historically have provided lower funding costs as compared to other deposits. The Company does not expect to record any significant loan loss provisions in the foreseeable future as the loans were written down to estimated fair market value in connection with the business combination accounting. The Company believes non-interest expense will increase due to the amortization expense of the core deposit intangible as well as the operating and personnel expenses associated with the Acquired Branches.

Liquidity

Approximately 61% of assets of the Acquired Branches were liquid assets due to the net cash settlement payment of $131.1 million by First Community Bank to the Company for the difference between the assets acquired and liabilities assumed. The Company will use these proceeds to fund future growth and enhance its liquidity. The acquired loan and deposit balances have not varied materially since the closing of the transaction.

Capital Resources

In a Current Report on Form 8-K filed on January 23, 2015, the Company reported fourth quarter results for 2014 including its capital ratios with the effect of the Acquired Branches included. CresCom Bank’s tier 1 leverage ratio and total risk based capital ratio was 9.4% and 13.0% as of December 31, 2014, respectively. As such, CresCom Bank’s capital ratios exceeded “well capitalized” levels under applicable law. The Company anticipates the leverage ratio to slightly decrease during the first quarter of 2015 as the average assets for the fourth quarter were not significantly impacted by the Acquired Branches due to the closing date of December 12, 2014.

Item 9.01– Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

The information set forth in Item 2.01 of this report is incorporated by reference in this Item 9.01. The following financial statements are attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01:

1.	Report of Independent Registered Public Accounting Firm;
2.	Statement of Assets Acquired and Liabilities Assumed as of December 12, 2014; and
3.	Notes to Financial Statements.
(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.
Exhibit No.	Description

99.1	Statement of Assets Acquired and Liabilities Assumed as of December 12, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAROLINA FINANCIAL CORPORATION,
Registrant

By:	/s/ William A. Gehman, III
Name:	William A. Gehman, III
Title:	Chief Financial Officer

Dated: February 17, 2015

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